Exhibit 99.1

To: Directors and Executive Officers of Wind River Systems, Inc.

From: Michael Coleman

Date: July 10, 2009

Re: Updated Notice Regarding Restrictions on Trading Wind River Systems, Inc. Securities

We advised you by notice dated June 24, 2009, of a trading restriction that may need to be imposed pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR because of a blackout period (the “Tender Offer Blackout Period”) under the Wind River Systems, Inc. 401(k) Plan (the “401(k) Plan”). In that notice, we indicated that whether Regulation BTR would require Wind River Systems, Inc. (the “Company”) to impose trading restrictions on directors and executive officers during the Tender Offer Blackout Period would depend on whether 50% or more of the 401(k) Plan participants who hold shares of the Company’s common stock under the 401(k) Plan elected to tender those shares in the tender offer commenced by Intel Corporation on June 11, 2009 (the “Tender Offer”) in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, APC II Acquisition Corporation and Intel Corporation (“Intel”) (the “Merger Agreement”).

We have determined that less than 50% of the 401(k) Plan participants who hold shares of Company common stock under the 401(k) Plan have elected to participate in the Tender Offer. As a result, the Regulation BTR blackout period and trading restrictions described in the June 24, 2009, notice that was scheduled to commence on July 6, 2009, at 4:00 p.m., New York City time will not be implemented pursuant to that notice.

However, please note that the restrictions on trading activity under the Company’s insider trading policy will continue to apply.

Questions

If you have any questions regarding this updated notice, please feel free to contact me.

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy shares of Wind River common stock are made only pursuant to the tender offer statement on Schedule TO that Intel Corporation and APC II Acquisition Corporation, a wholly-owned subsidiary of Intel Corporation, filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2009, as amended to date. Wind River also filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on June 11, 2009, as amended to date. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials have been made available to Wind River’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.